SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ / Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
/x/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                                  BRUNO'S, INC.
                (Name of Registrant as Specified In Its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(j)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.
     Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                800 Lakeshore Parkway, Birmingham, Alabama 35211






                               June 18, 1996
Dear Fellow Stockholders:

     You are cordially invited to attend the 1996 Annual Meeting of Stockholders of Bruno's, Inc., ("Bruno's"). This meeting will be held at the offices of Bruno's, 800 Lakeshore Parkway, Birmingham, Alabama on Thursday, July 11, 1996 at 9:00 a.m. Central Time.

     Eight Directors are to be elected at the Annual Meeting. In addition, you will be asked to ratify the selection of independent accountants, approve the 1996 Stock Purchase and Option Plan for Key Employees of Bruno's, Inc. and Subsidiaries and consider such other matters as may properly be brought before the meeting.

     Crimson Associates, L.P. and KKR Partners II, L.P., which together own approximately 82.8% of Bruno's Common Stock, have advised Bruno's that they intend to vote their shares of Common Stock in favor of each of the matters specified above. Therefore, approval of such matters by the shareholders of Bruno's is assured.

     It is very important that your shares be represented at the Annual Meeting, whether or not you plan to attend personally. Therefore, you should complete and sign the enclosed proxy card and return it as soon as possible in the enclosed postage-paid envelope. This will ensure that your shares are represented at the Annual Meeting.

                               Yours very truly,


                               /s/ William J. Bolton
                                   William J. Bolton
                                   Chairman of the Board and
                                   Chief Executive Officer

                800 Lakeshore Parkway, Birmingham, Alabama 35211


                           _________________________


                 NOTICE OF 1996 ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 11, 1996
                           _________________________



To the Stockholders of
     Bruno's, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Bruno's, Inc. will be held at the offices of Bruno's, Inc. ("Bruno's"), 800 Lakeshore Parkway, Birmingham, Alabama on Thursday, July 11, 1996 at 9:00 a.m. Central Time, to consider the following matters:

     1.   the election of eight Directors;

     2. the ratification of the appointment of Deloitte & Touche LLP as independent certified public accountants for the current fiscal year;

     3. the approval of the 1996 Stock Purchase and Option Plan for Key Employees of Bruno's, Inc. and Subsidiaries; and

     4. the transaction of such other business as may properly be brought before the meeting.

     Details concerning those matters to come before the meeting are set forth in the accompanying proxy statement for your inspection.

     The Form 10-K / Annual Report of your Company for the fiscal year ended January 27, 1996 is enclosed. We hope you will find it informative.

     Pursuant to the By-laws of Bruno's, the Board of Directors has fixed the close of business on June 11, 1996, as the time for determining shareholders of record entitled to notice of, and to vote at, the Annual Meeting. Each share of Bruno's common stock, $.01 per value, will entitle the holder thereof to one vote on all matters which may properly come before the Annual Meeting.

                    By Order of the Board of Directors,

                    /s/ Walter M. Grant
                        Walter M. Grant
                        Secretary

Dated:  June 18, 1996

                               TABLE OF CONTENTS
                                                                            Page


Proposal One:  Election of Directors  . . . . . . . . . . . . . . . . . . .    5
     Information Concerning Directors and Nominees  . . . . . . . . . . . .    5
     Meetings and Committees of the Board of Directors  . . . . . . . . . .    6
     Security Ownership of Certain Beneficial Owners and Management   . . .    8
     The Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
     Compliance with Section 16(a) of the Securities Exchange Act   . . . .   10
     Directors' Compensation  . . . . . . . . . . . . . . . . . . . . . . .   11
Executive Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . .   11
     Compensation Committee Report  . . . . . . . . . . . . . . . . . . . .   11
     Compensation Committee   . . . . . . . . . . . . . . . . . . . . . . .   12
     Compensation Committee Interlocks and Insider Participation  . . . . .   12
     Executive Officers   . . . . . . . . . . . . . . . . . . . . . . . . .   14
     Summary Compensation Table   . . . . . . . . . . . . . . . . . . . . .   15
     Stock Option Plans   . . . . . . . . . . . . . . . . . . . . . . . . .   17
     Aggregated Option Exercises and Option Values  . . . . . . . . . . . .   17
     Profit Sharing and 401(k) Retirement Plan  . . . . . . . . . . . . . .   18
     Employment Contracts with Executive Officers   . . . . . . . . . . . .   18
     Other Agreements with Officers and Directors   . . . . . . . . . . . .   19
     Certain Relationships and Related Transactions   . . . . . . . . . . .   21
     Performance Graph  . . . . . . . . . . . . . . . . . . . . . . . . . .   23
Proposal Two:  Selection of Auditors  . . . . . . . . . . . . . . . . . . .   24
Proposal Three:  Approval of 1996 Stock Purchase and Option Plan for Key
     Employees of Bruno's, Inc. and Subsidiaries  . . . . . . . . . . . . .   24
     The 1996 Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
     Certain Federal Income Tax Matters   . . . . . . . . . . . . . . . . .   32
     Purchases and Grants Under the 1996 Plan   . . . . . . . . . . . . . .   33
Stockholders List . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
Stockholder Proposals . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
Other Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35

                           _________________________


                                PROXY STATEMENT
                           _________________________




     This Proxy Statement has been prepared on behalf of the Board of Directors of Bruno's, Inc. ("Bruno's" or the "Company") in connection with the solicitation of proxies (each, a "Proxy") to be used at the Annual Meeting of Stockholders of Bruno's to be held on July 11, 1996, and any adjournments or postponements thereof. The Proxy may be revoked at any time prior to being voted by written notice to the Secretary of the Company, by submission of a Proxy bearing a later date or by voting in person at the meeting. Each valid and timely Proxy not revoked will be voted at the meeting in accordance with instructions thereon or if no instructions are specified thereon, then the Proxy will be voted as recommended by the Board of Directors. The affirmative vote of a majority of the votes cast is required for the election of directors, ratification of the selection of independent accountants, approval of the 1996 Stock Purchase and Option Plan for Key Employees of Bruno's, Inc. and Subsidiaries (the "1996 Plan") and the approval of any stockholder proposals that may be offered at the Annual Meeting. Abstentions and broker non-votes will not be included in vote totals and will have no effect on the outcome of any vote.

     Only holders of record at the close of business on June 11, 1996, of Bruno's common stock, par value $.01 per share (the "Common Stock"), will be entitled to vote at the Annual Meeting. On that date, there were outstanding 25,147,639 shares of Common Stock. Each share of Common Stock is entitled to one vote on each matter to be voted on at the Annual Meeting. Shares representing a majority of the votes entitled to be cast by the outstanding shares of Common Stock must be represented in person or by proxy at the Annual Meeting in order for a quorum to be present.

     As of June 11, 1996, Crimson Associates, L.P. and KKR Partners II, L.P. (the "Common Stock Partnerships") owned approximately 82.8% of the Common Stock. The Common Stock Partnerships have advised Bruno's that they intend to vote all of their shares of Common Stock in favor of the election of the eight nominated directors, the ratification of the selection of Deloitte & Touche LLP as independent accountants and the approval of the 1996 Plan. Such action by the Common Stock Partnerships is sufficient to elect such directors and approve such matters without any action on the part of any other holder of Common Stock. Certain of the nominees for Director of Bruno's are affiliated with the general partner of each of the Common Stock Partnerships. See "Compensation Committee Interlocks and Insider Participation," herein.

     The complete mailing address of the principal executive office of the Company is 800 Lakeshore Parkway, Birmingham, Alabama 35211. The approximate date on which this Proxy Statement is first being sent to Stockholders is June 19, 1996.

                                 PROPOSAL ONE:

                             ELECTION OF DIRECTORS

     One of the purposes of the Annual Meeting is the election of eight directors, constituting the entire Board of Directors of the Corporation, to hold office until the next Annual Meeting and until their successors are elected and qualified. Each nominee is now a member of the Board of Directors of Bruno's. If, for any reason, any of said nominees becomes unavailable for election, the holders of the Proxies may exercise discretion to vote for substitutes proposed by the Board of Directors. Management has no reason to believe that the persons named will be unable to serve if elected or decline to do so.

     The election of each nominated Director requires a majority of the votes cast at the Annual Meeting. If a Stockholder wishes to withhold authority to vote for any nominee, such Stockholder can do so by following the directions set forth on the enclosed Proxy or on the ballot to be distributed at the Annual Meeting, if such Stockholder wishes to vote in person. The persons named in the enclosed Proxy will vote the shares of Common Stock covered by such Proxy for the election of the nominees set forth below, unless instructed to the contrary.


INFORMATION CONCERNING DIRECTORS AND NOMINEES

     Set forth below is certain information concerning each nominee for Director of Bruno's.


                Name              Age  Positions Held During Previous Five Years
- ------------------------------   ----  -----------------------------------------


William J. Bolton  49   Chairman of the Board of Directors and  Chief Executive
                        Officer of the Company since  August 1995.  President of
                        Jewel Food  Stores from  1991 to August 1995  and Chief
                        Operating Officer-Markets of American Stores Company from April 1995 to August 1995.

Henry R. Kravis    52   Director  of the  Company  since August  1995.  Founding
                        Partner, Kohlberg Kravis Roberts & Co. ("KKR"). Member of the Board of Directors of American Re Corporation,
                        AutoZone, Inc., Borden, Inc., Duracell International
                        Inc., Flagstar  Companies, Inc.,  Flagstar  Corporation,
                        IDEX  Corporation, K-III Communications Corp., Merit
                        Behavioral Care Corporation, Newsquest Capital plc, Owens-Illinois, Inc., Owens-Illinois Group,
                        Inc.,  Safeway Inc., The Stop  & Shop Companies,
                        Inc., Union Texas  Petroleum Holdings, Inc., Walter
                        Industries, Inc. and World Color Press, Inc.

George R. Roberts  52   Director of  the Company since  August 1995. Founding
                        Partner, KKR. Member of  the  Board  of Directors
                        of  AutoZone,  Inc.,  Borden, Inc.,  Duracell
                        International Inc., Flagstar  Companies, Inc.,
                        Flagstar Corporation,  IDEX Corporation,   K-III
                        Communications   Corp.,   Merit   Behavioral   Care
                        Corporation, Newsquest  Capital plc,
                        Owens-Illinois, Inc.,  Owens-Illinois Group,  Inc.,
                        Red Lion  Properties, Inc.,  Safeway Inc.,
                        The Stop  & Shop Companies, Inc., Union  Texas
                        Petroleum Holdings, Inc.,  Walter Industries,
                        Inc. and World Color Press, Inc.

Paul E. Raether  49     Director of  the Company since August 1995. General
                        Partner, KKR. Member of the Board of Directors  of
                        Duracell International Inc., Flagstar Companies,
                        Inc., Flagstar  Corporation, Fred  Meyer, Inc.,
                        IDEX Corporation, and  The Stop & Shop Companies, Inc.

James H. Greene, Jr. 45 Director of the Company since August 1995. General
                        Partner, KKR. Member of the Board of Directors of Owens-Illinois, Inc., Owens-Illinois Group, Inc., Safeway Inc., The Stop & Shop Companies, Inc., Union Texas Petroleum Holdings, Inc. and
                        The Vons Companies, Inc.

Nils P. Brous  31       Director of the Company since  August 1995.
                        Executive of KKR since November 1992. Prior thereto, Associate, Goldman, Sachs & Co.
                        Member of  the Board of  Directors  of
                        Canadian General Insurance Group Limited and Granum Communications, Inc.

Ronald G. Bruno  43  Director of  the Company  since 1983. Chairman of the Board  from December 1991 to  August
                     1995, Chief Executive Officer of the Company from October 1990 to August 1995 and President of the Company from 1986 to 1994. Member of the Board of Directors of SouthTrust Bank of Alabama, Books-A-Million, Inc. and Russell Corp.

Robert G. Tobin  57  Director of the  Company since  September 1995.
                     Chairman of  the Board  of Directors,  Chief
                     Executive  Officer and  President  of  The
                     Stop &  Shop Companies,  Inc.   Member  of
                     the  Board  of  Directors  of  First  Brands
                     Corporation.



     Ronald G. Bruno has agreed to serve as a Director until August 18, 1998, subject to the customary right of a director to resign, pursuant to a stockholders agreement executed in connection with the August 18, 1995 merger of Crimson Acquisition Corp. with and into Bruno's (the "Merger"). See "The Merger."

     Messrs. Kravis and Roberts are first cousins.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During the transition period from July 2, 1995 to January 27, 1996 (the "Transition Period"), the Board of Directors met on four occasions. No incumbent Director, other than Henry R. Kravis and George R. Roberts, attended fewer than 75% of the aggregate number of Board meetings and committee meetings on which such Board member served. The Company's Executive Committee, consisting of William J. Bolton, Paul E. Raether, James H. Greene, Jr. and Nils
P. Brous, met on two occasions during the Transition Period. The Company's

Audit Committee, consisting of Nils P. Brous and Ronald G. Bruno, met once during the Transition Period. The Company's Compensation Committee, consisting of Paul E. Raether, James H. Greene, Jr. and Nils P. Brous, met on two occasions during the Transition Period. The Company does not have a Nominating Committee.

     The functions of the Audit Committee include reviewing with the independent accountants the plans and results of the annual audit, approving the audit and non-audit services by such independent accountants, reviewing the scope and results of the Company's internal auditing procedures, reviewing the adequacy of the Company's system of internal accounting controls and reviewing the annual financial statements prepared for release to stockholders and the public. The functions of the Compensation Committee include reviewing the salaries and bonuses of senior management and the review and approval of participation in, and administration of, the 1996 Plan. The Executive Committee has authority to act for the Board of Directors on most matters during intervals between Board meetings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of June 1, 1996 by (i) each director,
(ii) the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company during the Transition Period,
(iii) all executive officers and directors as a group and (iv) the Company's principal stockholders. Other than as set forth in the table below, there are no persons known to the Company to beneficially own more than 5% of the Common Stock.




                                        Amount & Nature
          Name and Address               of Beneficial     Percentage of
          of Beneficial Owner            Ownership         Common Stock
- -----------------------------------------------------   ------------
KKR Associates, L.P.  . . . .. . . . . 30,833,333 <F2><F3>       88%
    9 West 57th Street
    New York, NY 10019

William J. Bolton . . . . . . . . .    83,333 <F4><F1>
    P.O. Box 2486
    Birmingham, AL 35201

Henry R. Kravis . . . . . . . . . . .  ----                      ----
    9 West 57th Street
    New York, NY 10019

George R. Roberts . . . . . . . . . . .----                      ----
    2800 Sand Hill Road
    Suite 200
    Menlo Park, CA 94025

Paul E. Raether . . . . . . . . . . . ----                       ----
    9 West 57th Street
    New York, NY 10019

James H. Greene, Jr.  . . . . . . .   ----                       ----
    2800 Sand Hill Road
    Suite 200
    Menlo Park, CA 94025

Nils P. Brous . . . . . . . . . . .   ----                       ----
    9 West 57th Street
    New York, NY 10019

Ronald G. Bruno . . . . . . . . . .  85,118 <F5><F1>
    Two Perimeter Park South
    Suite 300 East
    Birmingham, AL 35243

Robert G. Tobin . . . . . . . . . .  ----                        ----
    1385 Hancock Street
    Quincy, MA 02169

David Clark . . . . . . . . . . . . 20,833 <F4><F1>
    P.O. Box 2486
    Birmingham, AL 35201

Michael F. Heintzman  . . . . . . . 20,833 <F4><F1>
    P.O. Box 2486
    Birmingham, AL 35201

Lisa R. Kranc . . . . . . . . . . . 15,625 <F4><F1>
    P.O. Box 2486
    Birmingham, AL 35201

R. Michael Conley . . . . . . . . .  1,710<F1>
    P.O. Box 2486
    Birmingham, AL 35201

All executive officers and             233,237<F1>
  directors as a group (16
  persons) <F6> . . . . . . . . . . . . . . . . . . .


____________________

<F1> Owns less than 1% of the total outstanding Common Stock.
<F2> Shares of Common Stock shown as owned by KKR Associates, L.P. ("KKR
     Associates") are owned of record by the Common Stock Partnerships of which KKR Associates is the sole general partner and as to which it possesses sole voting and investment power. Messrs. Kravis, Roberts, Raether and Greene (all of whom are directors of the Company) and Robert I. MacDonnell, Michael W. Michelson, Saul A. Fox, Michael T. Tokarz, Perry Golkin, Clifton S. Robbins, Scott M. Stuart and Edward A. Gilhuly, as the general partners of KKR Associates, may be deemed to share beneficial ownership of such shares. Nils Brous is a limited partner of KKR Associates. Each of these individuals disclaims beneficial ownership of any shares owned by KKR Associates. Robert G. Tobin is a limited partner of one of the Common Stock Partnerships.

<F3> Includes 10 million shares that will be issued by the Company upon exercise of 10 million warrants granted by the Company in connection with the Merger.

<F4> See "Employment Contracts with Executive Officers."

<F5> Includes 33,024 shares owned directly by Ronald G. Bruno, 283 shares owned jointly with his wife, 176 shares owned by his wife, 1,325 shares held as a Trustee for his minor son and 50,310 shares held as co-trustee for various family members.

<F6> Includes shares owned by the above-named executive officers and directors, as well as those owned by Paul F. Garrison and Glenn J. Griffin, each a former officer and director of the Company. The Company expects that James J. Hagan, named Chief Financial Officer of the Company in May 1996, and Walter M. Grant, named Senior Vice President, General Counsel and Secretary of the Company in June 1996, will purchase Common Stock upon execution of their Employment Contracts. See "Employment Contracts with Executive Officers."


THE MERGER

     On August 18, 1996, in connection with the Merger, approximately 94.7% of the issued and outstanding shares of Common Stock were converted into cash, and the remaining 5.3% of the then issued and outstanding shares were retained by the shareholders of the Company. As a result of the Merger, the Common Stock Partnerships, of which KKR Associates is the sole general partner and as to which it possesses sole voting and investment power, received 20,833,333 shares of Common Stock, or approximately 83.33%, of the Common Stock outstanding immediately after the Merger, and 10 million warrants to purchase up to an additional 10 million shares of Common Stock in the aggregate at an exercise price of $12.00 per share, subject to anti-dilution adjustments (the "Warrants").

     In connection with the financing of the Merger, the Company completed an offering of $400.0 million aggregate principal amount of 10 1/2% Senior Subordinated Notes due 2005 and entered into a credit facility with certain financial institutions, including Chemical Bank, as administrative agent, consisting of a $475.0 million term loan facility and a $125.0 million revolving credit facility. In addition, the Common Stock Partnerships made a capital contribution of $250.0 million to Crimson Acquisition Corp. immediately preceding the Merger. The funds for these purchases were contributed to the Common Stock Partnerships by their general and limited partners from their respective assets.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers, directors and persons who own more than ten percent of a registered class of the Company's equity securities ("Reporting Persons") to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC"). These Reporting Persons are required by SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file with the SEC.

     Based solely on the Corporation's review of the copies of the forms it has received and written representations from certain Reporting Persons, the Company believes that all of its Reporting Persons complied with all filing requirements applicable to them with respect to transactions during the Transition Period.

DIRECTORS' COMPENSATION

     Directors of the Company who are not officers or employees of Bruno's are entitled to receive directors' fees and are eligible to participate in any of the Company's retirement and/or stock option plans. Messrs. Kravis, Roberts, Raether, Greene, Brous, Tobin and Bruno each received a director's fee of $12,500 for services rendered from August 18, 1995 through the end of the Transition Period. In addition, the Company paid $3,000 to each of Messrs. Benny M. LaRussa Jr., Richard Cohn, Judy M. Merritt, J. Mason Davis and Bart Starr for their services as Directors of the Company from the beginning of the Transition Period through the date of the Merger.



                             EXECUTIVE COMPENSATION


COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Company, whose members are listed below, is composed entirely of non-employee Directors. The Committee reviews and approves all compensation arrangements for executive officers and, in that regard, has developed compensation policies for the executives which seek to enhance the profitability of the Company with an appropriate balance between long-term and short-term profitability goals and to assure the ability of the Company to attract and retain executive employees with competitive compensation. Actions by the Committee are reported to the Board and, in appropriate cases, ratified by the Board prior to implementation.

     The compensation program of the Company seeks specifically to motivate the executives of the Company to achieve objectives which benefit the Company within their respective areas of responsibility, with particular emphasis on continued growth in revenues, expense control, operating efficiency, and the ultimate realization of profits for the Company, approximately equal weight being given to each of these criteria in evaluating performance.

     Base salary levels for the Company's executive officers, including the Chief Executive Officer, are set so that the overall cash compensation package for executive officers, including bonus opportunity, compares favorably to companies with which the Company competes for executive talent. In determining salaries, the Compensation Committee also takes into account a number of factors, which primarily include individual experience and performance, the officer's level of responsibility, the cost of living and historical salary levels. The measures of individual performance considered include, to the extent applicable to an individual executive officer, a number of quantitative and qualitative factors such as the Company's historical and recent financial performance, the individual's achievement of particular nonfinancial goals within his or her responsibility, and other contributions made by the officer to the Company's success. The Compensation Committee has not found it practicable to, and has not attempted to, assign relative weights to the specific factors considered in determining base salary levels, since the specific factors used may vary among officers. As is typical for most companies, payment of base salary amounts generally is not conditioned upon the achievement of any specific, pre-determined performance targets.

     In addition to base salary, each executive, including the Chief Executive Officer, may earn an incentive of up to 100% of such executive's base pay. The compensation policies of the Company are general and subjective both as to salary and as to the other components of the compensation program.
     The Company's compensation program also includes benefits typically offered to executives of similar businesses to promote management stability, consisting of a profit sharing plan, deferred compensation agreements and control of change agreements.

     The Transition Period compensation of William J. Bolton, the Company's Chief Executive Officer and the Transition Period compensation of Ronald G. Bruno, the Company's former Chief Executive Officer, were based on factors applicable to the Company's executive officers, discussed above, as well as certain subjective factors, including the leadership provided by each of them in their role as Chief Executive Officer. The salaries of all of the executives are set based on a review of salaries paid by other retail supermarket chains of a similar size to that of the Company for executives of similar experience and skills. The Company uses compensation surveys of supermarket retailers as a competitive reference but does not determine its compensation practices according to survey salaries.

     Legislation enacted in 1993 imposes certain limits on the tax deductibility of executive compensation. The Committee's policy is to maximize the tax deductibility of executive compensation to the extent consistent with its responsibility to effectively compensate executives based on performance.

COMPENSATION COMMITTEE

     Following the Merger, the Board of Directors of the Company approved the appointment of a Compensation Committee composed of Paul E. Raether, James H. Greene, Jr. and Nils P. Brous. Prior to the Merger, the Compensation Committee was comprised of Richard Cohn, Bart Starr and Judy Merritt, each a director of the Company at such time.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Kohlberg Kravis Roberts & Co. ("KKR"), which is an affiliate of KKR Associates, may receive investment banking fees for services rendered to the Company in connection with certain transactions. During the Transition Period,

KKR received a fee of $15 million from the Company for arranging the Merger and the financing therefor. In addition, KKR renders management, consulting and financial services to the Company for an annual fee of $1 million plus expenses. During the Transition Period, $537,667, including expenses, was paid to KKR. Messrs. Raether and Greene are general partners of KKR and Mr. Brous is an executive of KKR.

     The Common Stock Partnerships hold an aggregate of 20,833,333 shares of Common Stock as well as warrants (the "Warrants") to acquire 10 million additional shares to be issued upon exercise of the Warrants. These shares of Common Stock and the Warrants were acquired pursuant to the Merger in exchange for the stock of Crimson Acquisition Corp. owned by the Common Stock Partnerships. The Warrants are exercisable at a price of $12.00 per share, subject to adjustment. The general partner of the Common Stock Partnerships is KKR Associates, a New York limited partnership of which Paul E. Raether, and James H. Greene, Jr. are among the general partners. Mr. Brous is a limited partner of KKR Associates. KKR Associates has sole voting and investment power with respect to such shares.

     The Common Stock Partnerships have the right, under certain circumstances and subject to certain conditions, to require the Company to register under the Securities Act of 1933, as amended, shares of Common Stock and Warrants held by them. The Common Stock Partnerships have both demand and "piggyback" registration rights. Under the agreements providing for registration rights, the Company will pay all expenses in connection with any such registration.





                  [Remainder of Page Intentionally Left Blank]

EXECUTIVE OFFICERS

     Set forth below is certain information concerning each current executive officer of Bruno's.


   Name              Age     Positions Held During Previous Five Years

William J. Bolton    49      Chairman of the Board of Directors and Chief
                             Executive Officer of  the Company since August
                             1995. President, Jewel Food Stores from 1991 to August 1995 and Chief Operating
                             Officer-Markets, American Stores Company  from
                             April  1995 to August 1995.

James J. Hagan       37      Senior Vice President and  Chief Financial
                             Officer since  May 1996.  Executive Vice
                             President and Chief Financial Officer,
                             Revco D.S., Inc. from August  1995 to May
                             1996. Senior Vice  President-Real Estate,
                             Revco D.S., Inc.  from July 1993  to
                             August 1995. Prior thereto, Vice President and Treasurer, Revco D.S., Inc.

David B. Clark   43          Senior  Vice  President  - Operations
                             since  November  1995.  Executive
                             Vice President  - Merchandising  and
                             Operations,  Cub Food Stores/Super  Valu, Inc.
                             from 1992 to  November 1995.  Executive Vice
                             President,  Jewel Osco  Southwest
                             Division  of American Stores, Inc. from
                             1991-1992.  Prior thereto, Senior Vice
                             President - Marketing, Skaggs Alpha  Beta
                             (predecessor to Jewel Osco Southwest
                             Division).

Michael F. Heintzman  42      Senior Vice President  - Merchandising
                              since October 1995.  Vice President  -
                              Merchandising, The Kroger Co. (Michigan marketing area) from 1993 to October
                              1995. Director  Perishable Merchandising,
                              Kroger Food Stores  and The  Kroger
                              Co. from  1991 to  1993. Prior thereto,
                              Manager-Perishable Merchandising, The
                              Kroger Co. (Atlanta Division).

Lisa R. Kranc         42      Senior Vice  President  -  Marketing since
                              January  1996.  Vice  President  - Marketing,
                              Giant Eagle, Inc.  from 1992 to January 1996.
                              Prior  thereto, Brand Management - Alberto
                              Culver, Inc.



Walter M. Grant       51   Senior  Vice  President  and General  Counsel  since
                           June  1996.  Consultant, MetroMedia  International
                           Group, Inc. from November 1995  to June 1996. Senior
                           Vice  President and General Counsel,  The Actava
                           Group Inc. from  July 1993 to November 1995. Senior
                           Vice President  and General Counsel, Smith &
                           Nephew plc, North American operations from October 1991 to June 1993. Prior thereto, Vice
                           President, General Counsel and Secretary,
                           Contel Corporation.

R. Michael Conley   44      Assistant General Counsel and Assistant
                            Secretary since June 1996. Corporate Counsel from July 1992 to June 1996. Assistant
                            Secretary from 1988  to July 1992.

SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation paid to or accrued by the Company during the Transition Period and the previous three fiscal years for
(i) William J. Bolton, the Chief Executive Officer and Chairman of the Board of Directors, and the other four most highly compensated executive officers of the Company as of the end of the Transition Period, (ii) Ronald G. Bruno, who was succeeded as Chief Executive Officer and Chairman of the Board of Directors by Mr. Bolton and (iii) Paul F. Garrison and Glenn J. Griffin, each of whom resigned as executive officers of the Company during the Transition Period.

                                                                                Long-Term
                                                                               Compensation
                                           Transition Period Compensation         Awards             All Other Compensation
                                       ------------------------------------    -----------   ------------------------------------
                                                                    Other       Options by      Deferred     Employment    Profit
                                                                Compensation      Number      Compensation   Continuity    Sharing
  Name / Position          Year        Salary <F1>  Bonus <F2>      <F3>        of Shares         <F4>          <F5>        <F6>
- ------------------   --------------    ----------   ---------    -----------   -----------    ------------   ----------   --------

William J. Bolton     Transition 1996    $169,200    $300,000      $    -0-           -0-         N/A              -0-       N/A
   Chairman of the
   Board and CEO

David Clark           Transition 1996    $ 47,439    $ 30,000      $    -0-           -0-         N/A              -0-       N/A
   Senior Vice
   President -
   Operations

Michael F.            Transition 1996    $ 53,644    $ 25,000      $    -0-           -0-         N/A              -0-       N/A
Heintzman
   Senior Vice
   President -
   Merchandising

Lisa R. Kranc         Transition 1996    $  6,731    $    -0-      $    -0-           -0-         N/A              -0-       N/A
   Senior Vice
   President -
   Marketing

R. Michael Conley     Transition 1996    $107,700    $ 12,150      $ 49,898           -0-      $  730,900     $404,983     $ 2,200
   Assistant            Fiscal 1995       135,000      67,500           -0-        17,500           5,377          -0-       3,000
   General Counsel      Fiscal 1994       110,000      16,500           -0-        17,500           4,725          -0-       5,060
   and Assistant        Fiscal 1993        90,000      13,500           -0-        17,500          17,153          -0-       2,070
   Secretary
   (former
   Corporate
   Counsel and
   Secretary)

Ronald G. Bruno,      Transition 1996    $118,800    $    -0-      $172,945           -0-      $1,700,300     $895,005     $ 2,400
   Former Chairman      Fiscal 1995       325,000     162,500           -0-        50,000             -0-          -0-       3,000
   of the Board and     Fiscal 1994       300,000      45,000           -0-        50,000             -0-          -0-      11,617
   Former CEO           Fiscal 1993       305,769      45,000           -0-        50,000          51,607          -0-       7,015

Paul F. Garrison,
   Former
   President &        Transition 1996    $164,500         -0-      $ 79,017           -0-      $  390,700     $818,052     $ 3,000
   Chief                Fiscal 1995       290,000    $145,000           -0-        25,000         358,998          -0-       3,000
   Operating            Fiscal 1994       260,381      39,250           -0-        25,000          38,624          -0-      10,709
   Officer              Fiscal 1993       259,904      38,250           -0-        25,000         235,841          -0-       5,963

Glenn J. Griffin,
   Former             Transition 1996    $144,700         -0-      $ 79,017           -0-      $1,184,000     $722,052     $ 2,900
   Executive Vice       Fiscal 1995       255,000    $127,500           -0-        25,000          29,028          -0-       3,000
   President, CFO       Fiscal 1994       235,000      35,250           -0-        25,000           7,838          -0-      10,122
   and Treasurer        Fiscal 1993       239,520      35,250           -0-        25,000          70,077          -0-       5,495


____________________

<F1>   The amounts listed in this column reflect the services provided during the Transition Period (i) by William J. Bolton beginning August 21, 1995, David Clark beginning November 13, 1995, Michael F. Heintzman beginning October 22, 1995 and Lisa R. Kranc beginning January 8, 1996,
       (ii) by R. Michael Conley throughout the Transition Period, (iii) by Ronald G. Bruno from July 2, 1995 through August 20, 1995, (iv) by Paul
       F. Garrison from July 2, 1995 through November 18, 1995 and (v) by Glenn
       J. Griffin from July 2, 1995 through November 18, 1995. James J. Hagan and Walter M. Grant became executive officers of the Company subsequent to the Transition Period.
<F2>   The amounts listed in this column with respect to Messrs. Bolton, Clark and Heintzman represent payments of signing bonuses to each such executive upon the signing of their respective employment contracts. See "Employment Contracts with Executive Officers."
<F3>   The amounts listed in this column with respect to Messrs. Bruno, Conley,
       Garrison and Griffin represent payments by the Company for reimbursement of tax obligations incurred pursuant to the exercise of Company stock options in connection with the Merger.
<F4>   The amounts listed in this column represent the amounts accrued by the
       Company under Employment and Deferred Compensation Agreements to provide for deferred compensation benefits for its executives in connection with the Merger.
<F5>   The amounts listed in this column represent the amounts accrued by the
       Company under Employment Continuity Agreements to provide for compensation benefits to certain executives and employees in connection with the "change of control" precipitated by the Merger.
<F6>   The amounts listed in this column represent the Company's contributions under its Profit Sharing Plan.

STOCK OPTION PLANS

     Prior to the Merger, the Company maintained an Employee Incentive Stock Option Plan (the "Pre-Merger Employee Plan") for its employees and a Non-Employee Director Stock Option Plan (the "Pre-Merger Director Plan" and, together with the Pre-Merger Employee Plan, the "Pre-Merger Plans"). No options were granted under the Pre-Merger Plans during the Transition Period. In connection with the Merger, all options granted under the Pre-Merger Plans vested and the Pre-Merger Plans were terminated. During the Transition Period, the Board of Directors approved the establishment of the 1996 Plan. See "Proposal Three: Approval of 1996 Stock Purchase and Option Plan for Key Employees of Bruno's Inc. and Subsidiaries." No options were awarded under the 1996 Plan during the Transition Period. Following the Transition Period, under the 1996 Plan, the Company awarded stock options to each of William J. Bolton, David Clark, Michael F. Heintzman and Lisa R. Kranc. See "Purchases and Grants Under the 1996 Plan."

AGGREGATED OPTION EXERCISES AND OPTION VALUES

     The following table shows information concerning the exercise of stock options granted pursuant to the Pre-Merger Option Plan during the Transition Period by each of the named executive officers. Immediately prior to the Merger, Messrs. Bruno, Garrison, Griffin and Conley exercised options granted to them pursuant to the Pre-Merger Option Plan. The following table shows information concerning the exercise of such options during the Transition Period.

              Aggregated Option Exercises During Transition Period
                    and Transition Period-End Option Values

                                                              Shares                                              Number of
                                                             Acquired                    Value                   Options at
                                                           on Exercise                 Realized                  Transition
                       Name                                  (Number)               (Dollars) <F1>               Period-End
- -------------------------------------------------   -----------------------    -----------------------    ------------------------

William J. Bolton . . . . . . . . . . . . . . . .                  0                   $       0                      0
David Clark . . . . . . . . . . . . . . . . . . .                  0                           0                      0
Michael F. Heintzman  . . . . . . . . . . . . . .                  0                           0                      0
Lisa R. Kranc . . . . . . . . . . . . . . . . . .                  0                           0                      0
R. Michael Conley . . . . . . . . . . . . . . . .             52,500                     138,219                      0
Ronald Bruno  . . . . . . . . . . . . . . . . . .            150,000                     364,550                      0
Paul F. Garrison  . . . . . . . . . . . . . . . .             75,000                     189,731                      0
Glenn J. Griffin  . . . . . . . . . . . . . . . .             75,000                     189,731                      0


____________________

<F1>   The amounts listed in this column represent the dollar value received by each named executive officer upon exercise of his stock option in exchange for Common Stock and the subsequent conversion of each share of such Common Stock into $11.66 cash and 0.28336 shares of Common Stock pursuant to the Merger.


PROFIT SHARING AND 401(K) RETIREMENT PLAN

     The Company maintains a profit sharing and deferred retirement plan pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended. All employees who are not eligible to participate in a union-sponsored or co-sponsored qualified retirement plan will participate after one year of service and attainment of age 21.

     A separate salary reduction account and matching employer contribution account are maintained for each plan participant. Participants make contributions to their salary reduction account on a payroll deduction basis. The Company makes matching contributions, on a dollar-for-dollar basis, up to two percent (2%) of compensation, to the employee's matching employer contribution account. The Company may also make contributions to the employees' discretionary contribution account on a discretionary basis in an amount determined annually by the Board of Directors.

     All contributions are paid to AmSouth Bank of Alabama, N.A., as Trustee, to hold, invest and reinvest the funds. All accounts are vested at death, retirement or disability. Upon termination of service, discretionary accounts are not vested until the fifth year of service. Subject to certain time and amount restrictions and tax penalties, participants may make early withdrawals from their salary reduction accounts. The total of employer and employee contributions for each participant, annually, cannot exceed the lesser of 25% of compensation or $30,000.

     A participant will be entitled to receive a distribution of his vested accounts upon termination of employment, including retirement, disability or death. Payment will be made in the form of either a lump sum or installments paid over a period of 15 years. A participant's interest in the Company's discretionary contributions begins to vest in the fourth year and becomes 100% vested after the participant completes five (5) years of service or upon death, disability or normal retirement. All other contributions (whether made by the Company or the participant) are fully vested at all times.


EMPLOYMENT CONTRACTS WITH EXECUTIVE OFFICERS

     On August 21, 1995, William J. Bolton succeeded Ronald G. Bruno as the Company's Chairman and Chief Executive Officer. The Company and Mr. Bolton have entered into an employment agreement pursuant to which Mr. Bolton, among other things, (i) received a signing bonus of $300,000, (ii) will receive an annual base salary of $400,000 for three years commencing on September 1, 1995, (iii) will receive an annual bonus, subject to the attainment of certain performance goals, in an amount not to exceed 100% of his base salary, (iv) purchased $1,000,000 of Common Stock at $12.00 per share, which purchase was partially funded by a loan from the Company, (v) will participate in incentive compensation plans of the Company, (vi) received relocation expenses and (vii) will receive the greater of eighteen month's base salary plus 150% of his target bonus or his base salary for the remainder of his employment agreement if he quits for good reason or if the Company terminates his employment without cause.

     During the Transition Period, the Company also entered into employment agreements with each of David Clark, Senior Vice President-Operations, Michael
F. Heintzman, Senior Vice President-Merchandising, and Lisa R. Kranc, Senior Vice President-Marketing (together, the "New Senior Executives"). Pursuant to these employment agreements, the New Senior Executives, among other things, (i) received, with respect to Mr. Clark, a signing bonus of $30,000, and with respect to Mr. Heintzman, a signing bonus of $25,000, (ii) will receive an annual base salary of $225,000 for Mr. Clark, $200,000 for Mr. Heintzman and $175,000 for Ms. Kranc, commencing on January 1, 1996 for Messrs. Clark and Heintzman (although Mr. Clark and Mr. Heintzman commenced their employment with the Company prior to such date) and on January 8, 1996 for Ms. Kranc, and continuing for a period of three years, (iii) will receive an annual bonus, subject to the attainment of certain performance goals, in an amount not to exceed 100% of such base salary, (iv) purchased $250,000, $250,000, and $187,500 of Common Stock, respectively, at $12.00 per share, which purchases were partially funded by a loan from the Company, (v) will participate in incentive compensation plans of the Company, (vi) received relocation expenses and (vii) will receive twelve month's base salary if he or she quits for good reason or if the Company terminates his or her employment without cause.

     The Company also expects to enter into employment agreements with James J. Hagan, who became the Company's Senior Vice President and Chief Financial Officer in May 1996, and Walter M. Grant, who became the Company's Senior Vice President and General Counsel in June 1996, pursuant to which Messrs. Hagan and Grant, among other things, (i) will receive an annual base salary of $275,000 and $240,000, respectively, (ii) will receive an annual bonus, subject to the attainment of certain performance goals, in an amount not to exceed 100% of such base salary and (iii) will purchase shares of Common Stock at $12.00 per share.


OTHER AGREEMENTS WITH OFFICERS AND DIRECTORS

     At the time of the Merger, five current or former executive officers of the Company, Ronald G. Bruno, Paul F. Garrison, Glenn J. Griffin, Kenneth J. Bruno, and R. Michael Conley (the "Pre-Merger Executive Officers"), along with 14 other current or former employees of the Company, were parties to Employment Continuity Agreements (the "Employment Continuity Agreements") with the Company which provide for lump sum cash payments equal to three times, in the case of Ronald G. Bruno, two times, in the case of the other Pre-Merger Executive Officers, and one time, in the case of the other employees, the sum of his annual base salary at the time of termination, plus his incentive compensation bonus for the year preceding termination. Benefits under the Employment Continuity Agreements were payable if a covered employee's employment is terminated by the employee for "good reason" or by the Company without "cause" within one year following a "change of control."

     At the time of the Merger, the Pre-Merger Executive Officers were also parties to Employment and Deferred Compensation Agreements (the "Deferred

Compensation Agreements") with the Company. The Deferred Compensation Agreements provided for monthly payments of retirement benefits to such persons equal to 5% of the average annual compensation for the three fiscal years ended immediately prior to the initial payment date for a period of 180 months upon the earlier of retirement after age 65, retirement after 25 years of service, disability, death or the occurrence of an event which would entitle the employee to receive benefits under his Employment Continuity Agreement. In connection with its approval of the Merger, the Board of Directors of the Company approved the payment to the Pre-Merger Executive Officers of a lump sum payment, on termination of employment, of the benefits payable under the Deferred Compensation Agreements based on a discount rate of 8% per annum.

     Ronald G. Bruno remained as an officer of the Company after the Merger until the appointment of William J. Bolton as Chief Executive Officer. Kenneth
J. Bruno resigned in late September 1995, Paul F. Garrison resigned in late November 1995 and Glenn J. Griffin resigned in late November 1995. R. Michael Conley has continued in the employ of the Company following the Merger in order to accomplish in an orderly fashion the transition of ownership of the Company contemplated by the Merger. In general, if Mr. Conley remains in the employ of the Company for at least one year following August 18, 1995 (or such shorter period as may be determined by the Board of Directors of the Company, as was the case with respect to Messrs. Ronald Bruno, Garrison, Griffin and Kenneth Bruno), on the earlier of (i) the thirtieth day after his replacement has commenced employment and (ii) August 18, 1996 (the "Date of Payment") he will be entitled to receive, and each of Messrs. Ronald Bruno, Garrison, Griffin and Kenneth Bruno have received, any amounts that would have been payable to him under the terms of his Employment Continuity Agreement as of the end of the fiscal year ending on July 1, 1995 if he had been terminated by the Company without Good Cause (as defined in the Employment Continuity Agreement) together with the retirement benefit that would have been payable to him under the terms of the relevant Deferred Compensation Agreement; provided that commencing on August 18, 1995 and continuing during the post-Merger employment period, Mr. Conley shall receive from the Company a monthly salary based on 13 pay periods equal to his total base salary and bonus for the fiscal year ended July 1, 1995, divided by 13 (provided that no further bonus or incentive compensation shall be payable for such periods).

     Shares of Common Stock held by officers and Directors of the Company on the date of the Merger were converted into the right to receive the same consideration as shares of Common Stock held by other shareholders. Company stock options held by officers and Directors of the Company were treated in the same manner as Company stock options held by other shareholders, except that no such officer or Director was entitled to a direct cash payment of the excess of $12.00 over the exercise price per share of such Company stock option. See "Aggregated Option Exercises and Option Values."

     Company stock options held by five former non-employee Directors of the Company at the time of the Merger (Benny M. LaRussa, Jr., Richard Cohn, Judy M. Merritt, J. Mason Davis, Jr. and Bart Starr), which had not as yet vested, vested as a result of the Merger, providing a benefit above the exercise price of those options of approximately $77,500 to each of such non-employee Directors for an aggregate gain of approximately $387,500.

     In connection with the Merger, the Company has agreed to indemnify all former Directors and officers of the Company and its subsidiaries and, subject to certain limitations, to maintain the directors' and officers' insurance and indemnification policy in effect on the date of the Merger, for six years following the date of the Merger.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     KKR, which is an affiliate of KKR Associates, may receive investment banking fees for services rendered to the Company in connection with certain transactions. During the Transition Period, KKR received a fee of $15 million from the Company for arranging the Merger and the financing therefor. In addition, KKR renders management, consulting and financial services to the Company for an annual fee of $1 million plus expenses; $537,667, including expenses, was paid to KKR during the Transition Period. Messrs. Raether and Greene are general partners of KKR and Mr. Brous is an executive of KKR.

     The Common Stock Partnerships hold an aggregate of 20,833,333 million shares of Common Stock as well as Warrants to acquire 10 million additional shares to be issued upon exercise of the Warrants. These shares of Common Stock and the Warrants were acquired pursuant to the Merger in exchange for the stock of Crimson Acquisition Corp. owned by the Common Stock Partnerships. The Warrants are exercisable at a price of $12.00 per share, subject to adjustment. The general partner of the Common Stock Partnerships is KKR Associates, a New York limited partnership of which Henry R. Kravis, George R. Roberts, Paul E. Raether, Robert I. MacDonnell, Michael W. Michelson, Saul A. Fox, James H. Greene, Jr., Michael T. Tokarz, Perry Golkin, Clifton S. Robbins, Scott M. Stuart and Edward A. Gilhuly are the general partners. KKR Associates has sole voting and investment power with respect to such shares.

     The Common Stock Partnerships have the right, under certain circumstances and subject to certain conditions, to require the Company to register under the Securities Act of 1933, as amended, shares of Common Stock and Warrants held by them. The Common Stock Partnerships have both demand and "piggyback" registration rights. Under the agreements providing for registration rights, the Company will pay all expenses in connection with any such registration. The Common Stock Partnership have informed the Company that they have no present intention of exercising their registration rights.

     In connection with their purchases of Common Stock pursuant to the 1996 Plan, the Company extended loans on February 15, 1996 to Mr. Bolton, Mr. Heintzman and Ms. Kranc, and on March 13, 1996 to Mr. Clark, in the amounts of $443,253, $125,000, $93,750 and $125,000, respectively. Each loan accrues interest at 5.65%, is payable upon the disposition of any of the Management Shares by each such executive and is secured by the Common Stock held by each such executive.

     Prior to becoming a Director of the Company, Robert G. Tobin received a fee of $200,000 from the Company for services rendered in connection with the Merger.

     During the Transition Period, the Company purchased $133,622.12 of inventory from C&M Food Distributors, Inc., a corporation which is owned by Benny M. LaRussa, Jr., a former director of the Company, and his children.

PERFORMANCE GRAPH

     The following graph provides a comparison of the five and a half-year cumulative total return for the Company, the Standard & Poor's 500 Index, and a peer group of 23 companies<F1>. The comparison covers the period from the last trading day prior to the end of Bruno's fiscal year ended June 30, 1990 to the last trading day prior to the end of the Transition Period and assumes that $100 was invested at the beginning of such time span. The returns of each company have been weighted according to the companies' respective stock market capitalization.

<F1> The selected peer group consists of the following companies: Albertson's,
     Inc., American Stores Co., Buttery Food and Drug Co., Delchamps, Inc., Eagle Food Centers, Food Lion, Inc., Giant Food, Inc., Great Atlantic and Pacific Tea Co., Hannaford Brothers Company, Ingles Markets, Kroger Co., Marsh Supermarkets, Rudduck Corp., Safeway, Inc., Seaway Food Town, Smith's Food & Drug Centers, Inc., Southland Corp., The Stop & Shop Companies, Inc., Supervalu, Inc., Village Supermarkets, Inc., Vons Companies, Weis Markets, Inc, and Winn Dixie Stores, Inc.



GRAPH


                                June 30,       June 29,       June 27,       July 3,        July 2,       July 1,      January 27,
                                  1990           1991           1992          1993           1994           1995          1996
                              -----------   -----------    -----------    -----------    -----------   -----------    ------------

Bruno's . . . . . . . . . .       $100         $125.55        $ 89.25        $ 63.16        $ 50.16       $ 82.58        $ 73.70
S&P 500 . . . . . . . . . .        100          107.40         121.80         138.40         140.35        176.94         209.40
Peer Group  . . . . . . . .        100          113.51         103.41         119.27         121.24        137.98         156.26

                                 PROPOSAL TWO:

                             SELECTION OF AUDITORS

     At the Annual Meeting, Stockholders will be asked to ratify the selection of Deloitte & Touche LLP as independent certified public accountants and tax advisors of the Company for the current fiscal year. The Board of Directors recommends that the Stockholders ratify such selection of Deloitte & Touche LLP.

     Deloitte & Touche LLP independent certified public accountants, have audited the financial statements of the Company for the Transition Period ended January 27, 1996. Services provided by Deloitte & Touche LLP included work related to the audit of the financial statements, reviews of unaudited quarterly financial information and preparation of state and federal income tax returns.

     A representative of Deloitte & Touche LLP is expected to attend this meeting. He will be afforded the opportunity to make a statement, if he desires, and will be available to respond to appropriate questions.

     On September 28, 1995, the Company dismissed Arthur Andersen LLP as its independent accountants. The reports of Arthur Andersen LLP on the financial statements for the past two years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. The Company's Audit Committee participated in and approved the decision to change independent accountants.

     In connection with its audit for the two most recent fiscal years and through September 28, 1995, there were no disagreements with Arthur Andersen LLP on any matter of accounting principle or practice, financial statements disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused them to make reference in their report on the financial statements for such years.

     The Company engaged Deloitte & Touche LLP as its new independent accountants and tax advisors as of September 28, 1995. During the two most recent years and through September 28, 1995, the Company has not consulted with Deloitte & Touche LLP on items which (1) were or should have been subject to SAS 50 or (2) concerned the subject matter of a disagreement or reportable event with the former auditor (as described in Regulation SK Item 304(a)(2)).




                                PROPOSAL THREE:

                APPROVAL OF 1996 STOCK PURCHASE AND OPTION PLAN
                              FOR KEY EMPLOYEES OF
                         BRUNO'S, INC. AND SUBSIDIARIES

     At the Annual Meeting, Stockholders will be also asked to consider and approve the 1996 Stock Purchase and Option Plan for Key Employees of Bruno's, Inc. and Subsidiaries (the "1996 Plan"). The approval of the Plan requires a majority of the votes cast at the Annual Meeting. The Board of Directors recommends that the Stockholders approve the 1996 Plan.

THE 1996 PLAN

     Under the terms of the 1996 Plan, Bruno's may grant incentive awards ("Grants") to employees of, or other persons having a unique relationship to, Bruno's or one of its subsidiaries. Grants may be in the form of "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), other stock options, stock appreciation rights, restricted stock, purchase stock, dividend equivalent rights, performance units, performance shares or other stock-based grants or any combination thereof. The 1996 Plan was approved by the Board of Directors of Bruno's (the "Board") on September 28, 1995.

Purposes of the 1996 Plan

     The purposes of the 1996 Plan are:

     (1) to promote the long term financial interests and growth of Bruno's and its subsidiaries by attracting and retaining management personnel with the training, experience and ability to enable them to make a substantial contribution to the success of Bruno's business;

     (2) to motivate management personnel by means of growth-related incentives to achieve long range goals; and

     (3) to further the identity of interests of participants with those of the stockholders of Bruno's through opportunities for increased stock, or stock-based, ownership in Bruno's.

     The 1996 Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, nor is it intended to be qualified under Section 401(a) of the Code.

     The terms upon which Grants are awarded are required to be evidenced by written agreements consistent with the 1996 Plan ("Grant Agreements") executed by Bruno's and the person to whom one or more Grants have been made.

Eligibility

     Grants may be awarded to employees of, or other persons having a unique relationship with, Bruno's or any of its subsidiaries. No Grants may be made under the 1996 Plan to non-employee directors of Bruno's or its subsidiaries. "Employees" are persons, including officers, in the regular full-time employment of Bruno's or any of its subsidiaries who, in the opinion of the Compensation Committee of the Board (the "Committee"), are, or are expected to be, primarily responsible for the management, growth or protection of some part or all of the business of the Bruno's.

     As of June 1, 1996, Bruno's had 8 directors, of whom 7 are ineligible to be awarded Grants by virtue of their service on the Committee and/or not being employees of Bruno's or any of its subsidiaries. As of January 27, 1996, Bruno's had approximately 26,200 employees.

     As used in the 1996 Plan, the term "Participant" means an employee, or other person having a unique relationship with Bruno's or one of its subsidiaries, to whom one or more Grants have been made and such Grants have not all been forfeited or terminated under the 1996 Plan; provided, however, a non-employee director of Bruno's or one of its subsidiaries may not be a Participant.

Administration of the 1996 Plan

     The Committee conducts the general administration of the 1996 Plan in accordance with the 1996 Plan's provisions. The Committee may adopt its own rules of procedure and the action of a majority of the Committee, taken at a meeting or taken without a meeting by a writing signed by such majority, constitutes action by the Committee. The Committee has the power and authority to administer, construe and interpret the 1996 Plan, to make rules for carrying it out and to make changes in such rules. Any such interpretations, rules and administration shall be consistent with the basic purposes of the 1996 Plan.

     The Committee consists of one or more members of the Board. It is appointed by and serves at the pleasure of the Board and is subject to the supervision and control of the Board. None of the members of the Committee are eligible to be selected for Grants under the 1996 Plan, or can have been so eligible for selection within one year prior to their appointment. The members of the Committee must qualify to administer the 1996 Plan for purposes of Rule 16b-3 (and any other applicable rule) promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     The Committee may delegate to the Chief Executive Officer and to other senior officers of Bruno's its duties under the 1996 Plan subject to such conditions and limitations as the Committee shall prescribe, except that only the Committee may designate and make Grants to Participants who are subject to
Section 16 of the Exchange Act.

     The Committee may employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, Bruno's and the officers and directors of Bruno's shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants, Bruno's and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the 1996 Plan or the Grants, and all members of the Committee shall be fully protected by Bruno's with respect to any such action, determination or interpretation.

     The Committee may from time to time make Grants under the 1996 Plan to employees or other persons having a unique relationship with Bruno's or any of its subsidiaries and in such form and having such terms, conditions and limitations as the Committee may determine, subject to the provisions of the 1996 Plan. No Grants may be made under this 1996 Plan to non-employee directors of Bruno's or any of its subsidiaries. The terms, conditions and limitations of each Grant under the 1996 Plan must be set forth in an agreement (the "Grant Agreement"), in a form approved by the Committee, consistent, however, with the terms of the 1996 Plan; provided that Grant Agreements will contain provisions dealing with the treatment of Grants in the event of the termination, death or disability of a Participant and may also include provisions concerning the treatment of Grants in the event of a change of control of Bruno's. Subject to the provisions of the 1996 Plan, the Committee will determine the forms and amounts of Grants for Participants. The Committee has the authority to make such amendments to any terms and conditions applicable to outstanding Grants as are consistent with the 1996 Plans, provided that, except for adjustments under the adjustment provisions discussed below, no such action shall modify such Grant in a manner adverse to the Participant without the Participant's consent except as such modification is provided for or contemplated in the terms of the Grant.

     The current members of the Committee, all of whom are members of the Board, are Paul E. Raether, James H. Greene, Jr. and Nils P. Brous. The business address of Messrs. Raether and Brous is 9 West 57th Street, New York, New York 10022. The business address of Mr. Greene is 2800 Sand Hill Road, Suite 200, Menlo Park, California 94025.
Securities Offered Pursuant to the 1996 Plan

     The total number of shares of Common Stock available for grants under the 1996 Plan is 2,050,000 shares of the authorized Common Stock as of the effective date of the 1996 Plan. The number of shares of Common Stock subject to grants under the 1996 Plan to any one Participant may not be more than 500,000 shares.

     Unless restricted by applicable law, shares of Common Stock related to Grants (other than Grants of purchased Purchase Stock (as hereinafter defined)) that are forfeited, terminated, cancelled or expire unexercised will immediately become available for other Grants.

     In the event of any change in the outstanding Common Stock by reason of a stock split, spin-off, stock dividend, stock combination or reclassification, recapitalization or merger, change of control, or similar event, the Committee may adjust appropriately the number of shares of Common Stock subject to the 1996 Plan and available for or covered by Grants and prices per share of Common Stock related to outstanding Grants or to grant the right to purchase additional Company Stock for par value or grant options with an exercise price of par value in the event the Common Stock Partnerships exercise the Warrants and make such other revisions to outstanding Grants as it deems are equitably required.

     In its absolute discretion, and on such terms and conditions as it deems appropriate, coincident with or after the grant of any Stock Option or any Stock-Based Grant, the Committee may provide that such Stock Option or Stock-Based Grant cannot be exercised after the merger or consolidation of the Company into another corporation, the exchange of all or substantially all of the assets of the Company for the securities of another corporation, the acquisition by another corporation of 80% or more of the Company's then outstanding shares of voting stock or the recapitalization, reclassification, liquidation or dissolution of the Company, and if the Committee so provides, it may, in its absolute discretion and on such terms and conditions as it deems appropriate, also provide, either by the terms of such Stock Option or Stock-Based Grant or by a resolution adopted prior to the occurrence of such merger, consolidation, exchange, acquisition, recapitalization, reclassification, liquidation or dissolution, that, for some period of time prior to such event, such Stock Option or Stock-Based Grant shall be exercisable as to all shares subject thereto, notwithstanding anything to the contrary herein (but subject to certain limits set forth in the 1996 Plan) and that, upon the occurrence of such event, such Stock Option or Stock-Based Grant shall terminate and be of no further force or effect; provided, however, that the Committee may also provide, in its absolute discretion, that even if the Stock Option or Stock-Based Grant shall remain exercisable after any such event, from and after such event, any such Stock Option or Stock-Based Grant shall be exercisable only for the kind and amount of securities and/or other property, or the cash equivalent thereof, receivable as a result of such event by the holder of a number of shares of stock for which such Stock Option or Stock-Based Grant could have been exercised immediately prior to such event.

     The 1996 Plan provides that, unless the Committee determines otherwise, no benefit or promise under the 1996 Plan shall be secured by any specific assets of Bruno's or any of its subsidiaries, nor shall any assets of Bruno's or its subsidiaries be designated as attributable or allocated to the satisfaction of Bruno's' obligations under the 1996 Plan.

     No Grants may be made under the 1996 Plan after April 6, 2002, but the terms of Grants made on or before the expiration of the 1996 Plan may extend beyond such expiration. At the time a Grant is made or amended or the terms or conditions of a Grant are changed, the Committee may provide for limitations or conditions on such Grant.

     Deferrals of Grant payouts may be provided for, at the sole discretion of the Committee, in the Grant Agreements.

Grants

     Grants may be granted singly, in combination or in tandem. Grants, in the Committee's sole discretion, may take the form of Incentive Stock Options, Other Stock Options, Stock Appreciation Rights, Restricted Stock, Purchase Stock, Dividend Equivalent Rights, Performance Units, Performance Shares or Other Stock-Based Grants (each as hereinafter defined).

     "Incentive Stock Options" are stock options within the meaning of Section 422 of the Code to purchase Common Stock. In addition to other restrictions contained in the 1996 Plan, an Incentive Stock Option (i) may not be exercised more than ten years after the date it is granted, (ii) may not have an option price less than the Fair Market Value (as hereinafter defined) of Common Stock on the date the option is granted, (iii) must otherwise comply with Section 422 of the Code and (iv) must be designated as an "Incentive Stock Option" by the Committee. The maximum aggregate Fair Market Value of Common Stock (determined at the time of each Grant) with respect to which any Participant may first exercise Incentive Stock Options under the 1996 Plan and any Incentive Stock Options granted to the Participant for such year under any plans of the Company or any of its subsidiaries in any calendar year is $100,000. Payment of the option price must be made in cash or in shares of Common Stock, or a combination thereof, in accordance with the terms of the 1996 Plan, the Grant Agreement and any applicable guidelines of the Committee in effect at the time.

     "Other Stock Options" or "Non-Qualified Options" are options to purchase Common Stock which are not designated by the Committee as "Incentive Stock Options" (together, Other Stock Options and Non-Qualified Options, "Options"). At the time of the Grant the Committee will determine, and have contained in the Grant Agreement or other 1996 Plan rules, the option exercise period, the option price and such other conditions or restrictions on the grant or exercise of the Option as the Committee deems appropriate, which may include the requirement that the grant of Options is predicated on the acquisition of Purchase Stock by the optionee. In addition to other restrictions contained in the 1996 Plan, a Non-Qualified Option (i) may not be exercised more than 10 years after the date it is granted and (ii) may not have an option exercise price less than 50% of the Fair Market Value of Common Stock on the date the option is granted.

     "Stock Appreciation Rights" or "SARS" are rights that on exercise entitle the holder to receive the excess of (i) the Fair Market Value of a share of Common Stock on the date of exercise over (ii) the Fair Market Value on the date of Grant (the "base value") multiplied by (iii) the number of rights exercised in cash, stock or a combination thereof as determined by the Committee. Stock Appreciation Rights granted under the 1996 Plan may, but need not be, granted in conjunction with an option. The Committee, in the Grant Agreement or by other 1996 Plan rules, may impose such conditions or restrictions on the exercise of Stock Appreciation Rights as it deems appropriate, and may terminate, amend or suspend such Stock Appreciation Rights at any time. No Stock Appreciation Right granted under the 1996 Plan may be exercised less than six months or more than 10-years after the date it is granted except in the event of death or disability of a Participant. To the extent that any Stock Appreciation Right that shall have become exercisable, but shall not have been exercised or cancelled or, by reason of any termination of employment, shall have become non-exercisable, it shall be deemed to have been exercised automatically, without any notice of exercise, on the last day of which it is exercisable, provided that any conditions or limitations on its exercise are satisfied (other than (i) notice of exercise and (ii) exercise or election to exercise during the period prescribed) and the Stock Appreciation Right shall then have value. Such exercise will be deemed to specify that the holder elects to receive cash and that such exercise of a Stock Appreciation Right shall be effective as of the time of automatic exercise.

     "Restricted Stock" is Common Stock delivered to a Participant with or without payment of consideration with restrictions or conditions on the Participant's right to transfer or sell such stock; provided that the price of any Restricted Stock delivered for consideration and not as bonus stock may not be less than 50% of the Fair Market Value of Common Stock on the date such Restricted Stock is granted or the price of such Restricted Stock may be the par value. If a Participant irrevocably elects in writing in the calendar year preceding a Grant of Restricted Stock, dividends paid on the Restricted Stock granted may be paid in shares of Restricted Stock equal to the cash dividend paid on Common Stock. The number of shares of Restricted Stock and the restrictions or conditions on such shares will be as the Committee determines, in the Grant Agreement or by other 1996 Plan rules, and the certificate for the Restricted Stock will bear evidence of the restrictions or conditions. No Restricted Stock may have a restriction period of less than six months, other than in the case of death or disability.

     "Purchase Stock" are shares of Common Stock offered to a Participant at such price as determined by the Committee, the acquisition of which will make him eligible to receive a Grant under the 1996 Plan, including, but not limited to Other Stock Options; provided that the price of such Purchase Stock may not be less than 50% of the Fair Market Value of the Common Stock on the date such shares of Purchase Stock are offered.

     "Dividend Equivalent Rights" are rights to receive cash payments from the Company at the same time and in the same amount as any cash dividends paid on an equal number of shares of Common Stock to shareholders of record during the period such rights are effective. The Committee, in the Grant Agreement or by other 1996 Plan rules, may impose such restrictions and conditions on the Dividend Equivalent Rights, including the date such rights will terminate, as it deems appropriate and may terminate, amend or suspend such Dividend Equivalent Rights at any time.

     "Performance Units" are rights to receive at a specified future date payment in cash of an amount equal to all or a portion of the value of a unit granted by the Committee. At the time of the Grant, in the Grant Agreement or by other 1996 Plan rules, the Committee must determine the base value of the unit, the performance factors applicable to the determination of the ultimate payment value of the unit and the period over which the Company's performance will be measured. These factors must include a minimum performance standard for the Bruno's below which no payment will be made and a maximum performance level above which no increased payment will be made. The term over which Bruno's performance will be measured must be not less than six months.

     "Performance Shares" are rights to receive at a specified future date payment in cash or Common Stock, as determined by the Committee, of an amount equal to all or a portion of the Fair Market Value for all days that the Common Stock is traded during the last 45 days of the specified period of performance of a specified number of shares of Common Stock at the end of a specified period based on Bruno's performance during the period. At the time of the Grant, the Committee, in the Grant Agreement or by 1996 Plan rules, will determine the factors which will govern the portion of the rights so payable and the period over which Bruno's performance will be measured. The factors will be based on Bruno's performance and must include a minimum performance standard for the Bruno's below which no payment will be made and a maximum performance level above which no increased payment will be made. The term over which Bruno's performance will be measured must be not less than six months. Performance Shares will be granted for no consideration.

     The Committee may make "Other Stock-Based Grants" under the 1996 Plan pursuant to which shares of Common Stock (which may, but need not, be shares of Restricted Stock) are or may in the future be acquired, or Grants denominated in stock units, including Grants valued using measures other than market value. Other Stock-Based Grants may be granted with or without consideration; provided, however, that the price of any such Grant made for consideration that provides for the acquisition of shares of Common Stock or other equity securities of Bruno's may not be less than 50% of the Fair Market Value of the Common Stock or such other equity securities on the date of grant of such Grant. Such Other Stock-Based Grants may be made alone, in addition to or in tandem with any Grant of any type made under the 1996 Plan and must be consistent with the purposes of the 1996 Plan.

     Under the terms of the 1996 Plan, "Fair Market Value" means such value of a share of Common Stock as reported for stock exchange transactions and/or determined in accordance with any applicable resolutions or regulations of the Committee in effect at the relevant time.

     The Committee may make Grants to employees who are subject to the laws of nations other than the United States, which Grants may have terms and conditions that differ from the terms thereof as provided elsewhere in the 1996 Plan for the purpose of complying with foreign laws.

Rights in the Event of Death or Termination of Employment; Rights in the Event of Merger; Assignment

     Grant Agreements must contain provisions dealing with the treatment of Grants in the event of the termination, death or disability of a Participant. Grant Agreements may also include provisions concerning the treatment of Grants in the event of a change of control of Bruno's.

     No election as to benefits or exercise of options, Stock Appreciation Rights or other rights may be made during a Participant's lifetime by anyone other than the Participant except by a legal representative appointed for or by the Participant.

     For purposes of the 1996 Plan, unless the Committee determines otherwise:
(a) a transfer of a Participant's employment without an intervening period of separation among Bruno's and any subsidiary of Bruno's shall not be deemed a termination of employment and (b) a Participant who is granted in writing a leave of absence shall be deemed to have remained in the employ of Bruno's during such leave of absence.

     Other than as specifically provided with regard to the death of a Participant, no benefit under the 1996 Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void. No such benefit shall, prior to receipt thereof by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

     The 1996 Plan provides that nothing contained therein shall affect the right of Bruno's to terminate any Participant's employment at any time or for any reason.

Amendment and Termination of the 1996 Plan

     The Board may amend, suspend or terminate the 1996 Plan except that no such action, other than an action under the adjustment provisions of the 1996 Plan, may be taken which would, without shareholder approval, increase the aggregate number of shares of Common Stock available for Grants under the 1996 Plan, decrease the price of outstanding options, change the requirements relating to the Committee or extend the term of the 1996 Plan.

     Unless previously terminated by the Board, the 1996 Plan will terminate on July 11, 2006.

CERTAIN FEDERAL INCOME TAX MATTERS

     With respect to the United States federal income tax consequences of the 1996 Plan, the Company has been advised as follows:

     Incentive Stock Options. Under present law, a Participant will not realize taxable income upon either the grant or the exercise of an Incentive Stock Option, and the Company employer will not receive an income tax deduction at either such time. If the Participant does not dispose of Common Stock acquired upon exercise of the Incentive Stock Option within either (i) two years after the date of the grant of the Incentive Stock Option or (ii) one year after the date of exercise, a subsequent sale of Shares will be taxed as long-term capital gain or loss. If the Participant, within either of the above periods, disposes of Common Stock acquired upon exercise of the Incentive Stock Option, the Participant will generally realize as ordinary income an amount equal to the lesser of (i) the gain realized by the Participant on such disposition or
(ii) the excess of the fair market value of the Common Stock on the date of the exercise over the exercise price. In such event, the Company generally would be entitled to an income tax deduction equal to the amount recognized as ordinary income by the Participant. Any gain in excess of such amount realized by the Participant as ordinary income would be taxed as short-term or long-term capital gain (depending on the holding period). The difference between the exercise price and the fair market value of the Common Stock at the time of Incentive Stock Option is exercised will be an adjustment in computing alternative minimum taxable income for the purpose of the alternative minimum tax imposed by Section 55 on the Code.

     Other Stock Options or Non-Qualified Options. Under present law, a Participant will not realize taxable income upon the grant of Other Stock Options or Non-Qualified Options and the Company will not receive an income tax deduction at such time. Upon exercise of Other Stock Options or Non-Qualified Options, the Participant will generally realize ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the exercise price. Upon a subsequent sale of the Common Stock, the Participant will recognize short-term or long-term capital gain depending upon his or her holding period for the Common Stock. The Company is generally allowed an income tax deduction equal to the amount recognized as ordinary income by the Participant.

     Stock Appreciation Rights. Amounts received by the Participant upon the exercise of Stock Appreciation Rights are taxed at ordinary rates when received. The Company is generally allowed an income tax deduction equal to the amount recognized as ordinary income by the Participant.

     Performance Units and Performance Shares. Amounts received by the Participant pursuant to Performance Units or Performance Shares are taxed at ordinary rates when received; however, if a Participant has the right to receive payment pursuant to Performance Units or Performance Shares and chooses to defer receipt of such payment, he or she may be subject to taxation at ordinary rates at the time he or she first had the right to receive payment.

     Other Stock-Based Awards. Amounts received by the Participant upon the grant of Other Stock-Based Awards are ordinarily taxed at ordinary rates when received. However, if such awards consist of property subject to restrictions, the amounts generally will not be taxed until the restrictions lapse or until the Participant makes an election under Section 83(b) of the Code. Subject to
Section 162(m) of the Code, the Company employer is generally allowed an income tax deduction, equal to the amount recognized as ordinary income by the Participant, at the time such amount is taxed.

     Compliance with Section 162(m). The 1996 Plan should allow certain Incentive Stock Options, Other Stock Options, Non-Qualified Options, Stock Appreciation Rights and Other Stock Based Awards granted under the 1996 Plan to be treated as qualified performance-based compensation under Section 162(m) of the Code. The Committee may, however, from time to time award compensation that is not deductible under Section 162(m) of the Code.

PURCHASES AND GRANTS UNDER THE 1996 PLAN

     Following the Transition Period, under the 1996 Plan, the Company and each of William J. Bolton, David Clark, Michael F. Heintzman and Lisa R. Kranc executed (i) Management Stockholder's Agreements, pursuant to which, among other things, such officers purchased 83,333, 20,833, 20,833 and 15,625 shares of Common Stock (the "Management Shares") at a purchase price of $12.00 per share and received certain registration rights with respect to such Common Stock and (ii) Non-Qualified Stock Option Agreements, pursuant to which Mr. Bolton, Mr. Clark, Mr. Heintzman and Ms. Kranc were granted Non-Qualified Options to purchase, at a price of $12.00 per share, up to 250,000 shares, 62,500 shares, 62,500 shares and 46,875 shares of Common Stock, respectively. Half of such Options are "Time Options" and half are "Performance Options." Time Options vest 20% per year over the five year period following the award date, while Performance Options vest 20% per year on the August 18 following a year in which certain annual and cumulative cash flow targets are achieved, subject to "catch-up vesting" for unmet target years upon the attainment of cash flow targets in subsequent years. Regardless of performance against cash flow targets, all Performance Options vest seven years from the grant date. Vesting ceases upon termination of the employment; however Time Options vest in full upon death or disability or retirement. The Time Options and Performance Options expire upon the earlier of (i) 10 years following the grant date, (ii) the first anniversary of death or disability or retirement, (iii) a specified period following any termination of employment other than for cause, (iv) termination for cause and (v) the date of any merger or reconsolidation. Exercisability of Time Options will accelerate upon a change of control of the Company. As of June 14, 1996, the market price of the Common Stock, as reported on over-the-counter "pink sheets" was $13.25.

     The Company also expects to enter into Management Stockholder's Agreements and Non-Qualified Stock Option Agreements with James J. Hagan, who became the Company's Senior Vice President and Chief Financial Officer in May 1996, and Walter M. Grant, who became the Company's Senior Vice President and General Counsel in June 1996, pursuant to which Messrs. Hagan and Grant would purchase shares of Common Stock and receive Non-Qualified Options. See "Employment Contracts with Executive Officers."

     In connection with their purchases of the Management Shares pursuant to the 1996 Plan, the Company extended loans on February 15, 1996 to Mr. Bolton, Mr. Heintzman and Ms. Kranc, and on March 13, 1996 to Mr. Clark, in the amounts of $443,253, $125,000, $93,750 and $125,000, respectively. Each loan accrues interest at 5.65%, is payable upon the disposition of any of the Management Shares by each such executive and is secured by the Common Stock held by each such executive.

                               STOCKHOLDERS LIST

     A complete list of the Stockholders entitled to vote at the annual meeting of Stockholders to be held July 11, 1996, will be available for inspection during normal business hours at the principal office of the Company for a period of at least 10 days prior to the meeting, upon written request to the Company by a Stockholder, and at all times during the annual meeting at the place of the meeting.


                             STOCKHOLDER PROPOSALS

     In order for proposals by Stockholders to be considered for inclusion in the Proxy and Proxy Statement relating to the 1997 Annual Meeting of Stockholders, such proposals must be received by the Secretary of Bruno's at the principal executive offices of Bruno's on or before March 14, 1997.

                                 OTHER MATTERS

     Management of Bruno's does not know of any other matters to be brought before the meeting. If any other matter properly comes before the Annual Meeting, it is intended that the holders of Proxies will act in respect thereof in accordance with their best judgement.

     Proxies may be solicited by personal interview, telephone or mail. Banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward soliciting materials to their principals and to obtain authorization for the execution of Proxies, and, upon request, will be reimbursed for their reasonable out-of-pocket expenses incurred in that process. The Company will bear the cost of the solicitation of proxies which is expected to be nominal.

                                            By Order of the Board of Directors,

                                            /s/  Walter M. Grant
                                            Walter M. Grant
                                            Secretary


     BRUNO'S HAS SENT A COPY OF ITS REPORT ON FORM 10-K FOR THE TRANSITION PERIOD ENDED JANUARY 27, 1996, INCLUDING FINANCIAL STATEMENTS, TO EACH OF ITS STOCKHOLDERS OF RECORD ON JUNE 11, 1996 AND EACH BENEFICIAL STOCKHOLDER ON THAT DATE. IF YOU HAVE NOT RECEIVED YOUR COPY, BRUNO'S WILL PROVIDE A COPY WITHOUT CHARGE (A REASONABLE FEE WILL BE CHARGED FOR EXHIBITS), UPON RECEIPT OF A WRITTEN REQUEST THEREFOR MAILED TO THE COMPANY'S OFFICES, ATTENTION: SECRETARY.

                                 BRUNO'S, INC.
                              BIRMINGHAM, ALABAMA

                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                   BOARD OF DIRECTORS FOR THE ANNUAL MEETING
                 OF STOCKHOLDERS ON THE 11TH DAY OF JUNE, 1996.

     The undersigned hereby appoints William J. Bolton and James J. Hagan, and each of them, each with the power to appoint his substitute, attorneys with the powers the undersigned would possess if personally present to vote all of the Common Stock of Bruno's, Inc. held of record by the undersigned on June 11, 1996, at the annual meeting of the Stockholders to be held on the 11th day of July 1996, at the offices of Bruno's, Inc., 800 Lakeshore Parkway, Birmingham, Alabama 35211, at 9:00 o'clock a.m. Central Time, and at any adjournments thereof, upon the matters set forth below and described in the notice and proxy statement for said meeting, copies of which have been received by the undersigned; and, in their discretion, upon all other matters which may come before the meeting. Without otherwise limiting the general authorization hereby given, said attorneys are instructed to vote as follows on the matters set forth below:

     (1)  ELECTION OF DIRECTORS

     / /  FOR all nominees listed below
          (except as marked to the contrary below)

     / /  WITHHOLD AUTHORITY
          to vote for all nominees listed below

          INSTRUCTION--TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.

          William J. Bolton, Henry R. Kravis, George R. Roberts, Paul E. Raether, James H. Greene, Jr., Nils P. Brous, Ronald G. Bruno and Robert G. Tobin.

     (2) Proposal to ratify the engagement of the accounting firm of Deloitte & Touche LLP as independent public accountants and tax advisors for the current fiscal year.

          FOR  / /     AGAINST  / /      ABSTAIN  / /

     (3) Proposal to approve the 1996 Stock Purchase and Option Plan for Key Employees of Bruno's, Inc. and Subsidiaries.

          FOR  / /     AGAINST  / /      ABSTAIN  / /

     (4) In their discretion, upon such other matters as may properly come before the meeting.

          AUTHORIZED  / /      NOT AUTHORIZED  / /

     The shares represented by this proxy will be voted in accordance with the specifications made by the undersigned herein. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

     Please mark, sign, date and return this proxy in the enclosed envelope as soon as possible, even though you plan to attend this meeting.

     To help our preparations for the meeting, please check here if you plan to attend. / /

SIGN HERE EXACTLY AS NAME(S) APPEAR(S) ABOVE

______________________ Date:  ______

______________________ Date:  ______


     When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

     If your address has changed, please note new address:

Address:_____________________________

Zip Code ________________________